UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2026

SCIENTURE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39199	46-3673928
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No.)

20 Austin Blvd.

Commack, NY 11725

(Address of Principal Executive Offices)

(631) 670-6039

(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	SCNX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Eric Sherb

On May 26, 2026, Eric Sherb, the Chief Financial Officer (“CFO”) of Scienture Holdings, Inc. (the “Company”), formally resigned his position as CFO and advised the Company that his resignation was due to personal reasons and not a result of any dispute or disagreement with the Company, its management, or its board of directors.

Appointment of Dr. Narasimhan Mani as Interim Chief Financial Officer

In connection with Mr. Sherb’s resignation, the Company appointed Dr. Narasimhan Mani (age 51) to serve as the Company’s Interim Chief Financial Officer (“Interim CFO”) effective as of May 26, 2026. Dr. Mani has served as a director and the Co-Chief Executive Officer and President of the Company since May 2025. In these roles, Dr. Mani has, among others, led, managed, and overseen the Company’s operations, including its financial operations such as revenue and expense management, financial planning and analysis, and financial reporting.

There are no arrangements or understandings between Dr. Mani and any other person pursuant to which he was selected as Interim CFO of the company, and there are no family relationships between Dr. Mani and any of the Company’s directors or executive officers. Dr. Mani has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Dr. Mani is an experienced healthcare professional, having been employed in the pharmaceutical industry for over 25 years with many of those in senior management positions. In addition to Dr. Mani’s technical pharmaceutical experience, he has served in various financial-focused roles for life sciences companies and holds an MBA in Finance and Marketing from Columbia Business School. Prior to joining the Company, Dr. Mani served as the President and Chief Executive Officer for Kesin Pharma Corporation, a specialty pharma company with a focus on commercializing specialty and brand products. His past roles include serving as the Chief Executive Officer of Xiromed LLC, a generics and specialty drug product company and as the Vice President, Global Corporate Strategy and Business Development, at Amneal Pharmaceuticals where he led all the company’s strategic initiatives across Global Strategy, Portfolio Management, Business Development, and Commercial Operations. His previous experiences also include being the Corporate Finance and Strategic Planning Leader at Johnson & Johnson in New Brunswick, New Jersey, in the pharmaceutical and medical device sectors. He also worked as a Research Scientist and Product Development leader during his time at Forest Laboratories and Par Pharmaceuticals. He is an invited member of the Executives-in-Residence at New Rhein Healthcare Investors, a life-sciences focused private equity firm, and serves on the board of directors at Corsair Pharma, Inc., one of their portfolio companies. Dr. Mani’s journey in the pharmaceutical and healthcare space began with his B.Pharm (Hons.) from BITS, Pilani, India which he completed in 1995. His subsequent graduate degrees include M.S. Analytical Chemistry, from the University of Oklahoma, Norman in 1998, Ph.D. in Pharmaceutics, from the University of Georgia, Athens in 2003 and his MBA in Finance and Marketing, from Columbia Business School, New York, NY in 2008. Dr. Mani is also the recipient of the 2021 Outstanding 50 Asian Americans in Business Award in September 2021.

Ultimately, the Company believes that Dr. Mani is qualified to serve as Interim CFO because of his relevant educational experience and his extensive executive leadership and strategic planning experience in the pharmaceutical and healthcare industries—including his background in performing and overseeing all aspects of financial operations for pharmaceutical companies. Dr. Mani’s employment with the Company will continue to be subject to his existing employment agreement, as amended, as previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 24, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTURE HOLDINGS, INC.

	By:	/s/ Shankar Hariharan
Shankar Hariharan
Executive Chairman and Co-Chief Executive Officer
Date: May 29, 2026